Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Mr. Edward Geletka
President and CEO
(856) 205-0058

COLONIAL FINANCIAL SERVICES, INC.
ANNOUNCES FOURTH QUARTER and YEAR END 2010 RESULTS

Vineland, New Jersey, March 30, 2011 – Colonial Financial Services, Inc. (NASDAQ Global Market: COBK) (the “Company”) the holding company for Colonial Bank, FSB (the “Bank”), announced net income of $573 thousand, or $0.14 per basic and diluted share for the three months ended December 31, 2010, compared to $462 thousand, or $0.12 per basic and diluted share, for the three months ended December 31, 2009.  For the year ended December 31, 2010, the Company earned $3.9 million, or $0.97 per basic and diluted share compared to $1.4 million, or $0.36 per basic and diluted share for the year ended December 30, 2009.  The earnings per share for 2009 have been adjusted to reflect the exchange ratio from the second-step conversion and reorganization of the Company, which occurred on July 13, 2010.

For the three months ended December 31, 2010, net interest income after provision for loan losses was $3.4 million compared to $3.6 million for the three months ended December 31, 2009.  Interest income decreased to $6.3 million for the three months ended December 31, 2010 from $6.9 million for the three months ended December 31, 2009.  Interest expense decreased to $2.1 million for the three months ended December 31, 2010 from $3.0 million for the three months ended December 31, 2009.  Non-interest income was $488 thousand for the three months ended December 31, 2010 compared to ($154) thousand for the three months ended December 31, 2009.  Non-interest expense was $3.1 million for the three months ended December 31, 2010 compared to $2.8 million for the three months ended December 31, 2009.  For the three months ended December 31, 2010, income tax expense totaled $198 thousand compared to $118 thousand for the three months ended December 31, 2009.

For the year ended December 31, 2010, net interest income after provision for loan losses was $15.7 million compared to $13.2 million for the year ended December 31, 2009.  Interest income decreased to $26.3 million for the year ended December 31, 2010 from $27.4 million for the year ended December 31, 2009.  Interest expense decreased to $9.2 million for the year ended December 31, 2010 from $13.5 million for the year ended December 31, 2009.  The decrease in interest expense was due to decreases in the weighted average rate of interest-bearing deposits and borrowings.  Non-interest income was $1.6 million for the year ended December 31, 2010 compared to $267 thousand for the year ended December 31, 2009.  The increase in non-interest income was mainly due to reductions in impairment charges on other-than-temporarily impaired investment securities in the amount of $976 thousand and increases in net gains on the sales and calls of investment securities.  Non-interest expense stayed the same at $11.7 million for the years ended December 31, 2010 and 2009, respectively.

Total assets at December 31, 2010 were $590.3 million compared to $568.5 million at December 31, 2009, an increase of $21.8 million.  Cash and cash equivalents increased to $20.7 million at December 31, 2010 from $15.9 million at December 31, 2009.  Investment securities available for sale increased to $181.6 million at December 31, 2010 from $166.4 million at December 31, 2009.  Investment securities held to maturity totaled $38.2 million at December 31, 2010 compared to $41.0 million at December 31, 2009.  Net loans receivable at December 31, 2010 were $320.0 million compared to $321.6 million at December 31, 2009.  Deposits increased to $512.8 million at December 31, 2010 compared to $500.4 million at December 31, 2009.  Total borrowings decreased to $7.0 million at December 31, 2010 compared to $21.3 million at December 31, 2009.  Stockholders’ equity increased to $69.4 million at December 31, 2010 from $45.5 million at December 31, 2009.  The increase in stockholders’ equity was mainly the result of the Company’s second-step conversion and reorganization, which was completed in July 2010.

In July 2010, Colonial Financial Services, Inc. completed its stock offering in connection with the conversion of Colonial Bank, FSB from the mutual holding company structure to the fully public holding company structure.  The Company sold a total of 2,295,000 shares of common stock in the subscription, community and syndicated community offerings, including 91,800 shares to the Colonial Bank, FSB employee stock ownership plan.  All shares were sold at a purchase price of $10.00 per share.  Concurrent with the completion of the offering, shares of common stock of Colonial Bankshares, Inc., a federal corporation, owned by public stockholders have been converted into the right to receive 0.9399 shares of the Company’s common stock.  As a result of the offering and the exchange, the Company now has approximately 4,188,456 shares outstanding.

Edward J. Geletka, President and CEO, stated, “We were quite pleased to complete our second-step conversion in this difficult economic environment. We are proud to have reported record earnings in terms of dollars and earnings per share.  On behalf of our Board of Directors, officers and employees of Colonial Bank FSB and Colonial Financial Services, Inc., I wish to express their gratitude for the support of our depositors and stockholders in our second-step conversion and pledge our best efforts to serve our customers and enhance stockholder value.”

Colonial Financial Services, Inc. is the stock holding company for Colonial Bank, FSB.  Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913.  Colonial Bank, FSB conducts business from its headquarters and main office in Vineland, New Jersey as well as eight offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009
Interest income	$6,282	$6,916	$26,292	$27,355
Interest expense	2,088	3,037	9,216	13,514
Net interest income	4,194	3,879	17,076	13,841
Provision for loan losses	809	320	1,340	615
Net interest income after provision for loan losses	3,385	3,559	15,736	13,226
Non-interest income	488	(154)	1,574	267
Non-interest expense	3,102	2,825	11,747	11,661
Income before taxes	771	580	5,563	1,832
Income tax expense	198	118	1,693	392
Net income	$573	$462	$3,870	$1,440

Earnings per share – basic (1)	$0.14	$0.12	$0.97	$0.36
Earnings per share – diluted (1)	$0.14	$0.12	$0.97	$0.36
Weighted average shares outstanding – basic (1)	4,004,916	4,012,131	4,004,916	4,012,131
Weighted average shares outstanding – diluted (1) (2)	4,004,916	4,012,131	4,004,916	4,012,131

Performance Ratios (Unaudited)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009
Return on average assets (3)	0.39%	0.32%	0.67%	0.26%
Return on average equity (3)	3.26%	4.12%	6.83%	3.34%
Net interest margin on average interest earning assets	3.12%	2.88%	3.21%	2.71%

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands, except per share data)
	At December 31, 2010	At December 31, 2009
Assets	$590,342	$568,541
Cash and cash equivalents	20,726	15,882
Investment securities	219,781	207,410
Net loans receivable	319,987	321,607
Deposits	512,836	500,366
Federal Home Loan Bank borrowings	7,000	21,300
Total stockholders’ equity	69,412	45,517
Book value per share (4)	16.57	10.07
Stockholders’ equity to total assets	11.76%	8.01%

Asset Quality (Unaudited)
(Dollars in thousands)
	At December 31, 2010	At December 31, 2009
Non-performing assets (5)	$10,996	$5,277
Allowance for loan losses	3,543	2,606
Non-performing assets to total assets	1.86%	0.93%
Allowance for losses to total loans	1.09%	0.80%

(1)	For 2009, earnings per share and average common shares outstanding have been adjusted to reflect the exchange ratio from the second-step conversion and reorganization of the Company.
(2)
Shares outstanding do not include unreleased ESOP shares and treasury shares but do include the common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation, if dilutive.

(3)	Annualized.
(4)	Total stockholders’ equity divided by shares issued of 4,188,456 for December 31, 2010 and 4,521,696 for December 31, 2009.
(5)	Non-performing assets include non-accrual loans and real estate owned.